Exhibit 10.1

YAHOO! INC.

STOCK PLAN

(as amended and restated on April 8, 2014)

1.	Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. To accomplish the foregoing, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents and Performance-Based Awards (each as hereinafter defined). Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder.

Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2014 Annual Meeting of stockholders, this version of the Plan is effective on and after the Effective Date, and Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Performance-Based Awards (each as defined below).

“Award Agreement” has the meaning set forth in Section 21 of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Cause with respect to an Award shall be made by the Administrator in its sole discretion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

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“Company” means Yahoo! Inc., a Delaware corporation.

“Consultant” means any person, but not including a Non-Employee Director, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services.

“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) except as otherwise provided in the Company’s leave of absence policy as amended from time to time, any other approved leave of absence; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or their respective successors. For purposes of the Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant. If an entity ceases to be a Subsidiary of the Company, an interruption of Continuous Status as an Employee or Consultant shall be deemed to have occurred with respect to each Employee or Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary of the Company that continues as such after giving effect to the transaction or other event giving rise to the change in status. The Administrator shall be the sole judge of whether a Participant continues to render services for purposes of the Plan.

“Director” means a member of the Board.

“Dividend Equivalent” means a right granted under Section 13 of the Plan.

“Effective Date” means June 25, 2014, the date of the Company’s 2014 annual meeting of shareholders.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of compensation by the Company for service as a Director does not, alone, constitute “employment” of the Director by the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing sales price for a share of Common Stock for the next preceding day on which sales of Common Stock were reported shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is listed on the Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator;

provided, however, that, as to Awards subject to laws other than the laws of the United States, the Administrator may adopt a different methodology for determining Fair Market Value with respect to one or more such Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

“Full-Value Award” means any Award under the Plan other than an Option or a Stock Appreciation Right.

“Good Reason” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Good Reason with respect to an Award shall be made by the Administrator in its sole discretion.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option agreement.

“Non-Employee Director” shall mean a Director who is not an Employee.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option agreement.

“Officer” means an officer of the Company or any Parent or Subsidiary of the Company.

“Option” means a stock option granted under Section 9 of the Plan.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or any successor provision.

“Participant” means an Employee or Consultant who receives an Award under the Plan.

“Performance-Based Award” has the meaning set forth in Appendix A of the Plan.

“Plan” means this Stock Plan (formerly, and sometimes also referred to as, the “1995 Stock Plan”), as amended from time to time.

“Reporting Person” means an Officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Period” has the meaning set forth in Section 11(a) of the Plan.

“Restricted Stock” means Shares acquired pursuant to Section 11 of the Plan.

“Restricted Stock Unit” means the right to receive in cash or Shares the Fair Market Value of a Share granted pursuant to Section 12 of the Plan.

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“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Appreciation Right” means a stock appreciation right granted under Section 9 of the Plan.

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

“Total Disability” shall have such meaning as determined by the Administrator and set forth in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, Total Disability with respect to an Award shall mean a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a)	Share Limits; Shares Available. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan is 784,000,000 Shares. Shares issued in respect of any Full-Value Award granted under the Plan after the Effective Date shall be counted against the Share limit set forth in the foregoing sentence as 2.5 Shares for every one Share actually issued in connection with such Award. (For example, if 100 Shares are issued with respect to a Restricted Stock Award granted under the Plan after the Effective Date, 250 Shares shall be counted against such Share limit in connection with that Award.) Shares issued in respect of any Full-Value Award granted under the Plan on or before the Effective Date shall be counted against the Share limit set forth above at the applicable ratio in effect under the Plan on the date of grant of such Award. The maximum aggregate number of Shares that may be issued under the Plan pursuant to Options qualified as Incentive Stock Options is 784,000,000 Shares (within, and not in addition to, the aggregate share limit). Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 3(b) and Section 15.

(b)

Awards Settled in Cash; Reissue of Awards and Shares. To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under the Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of the Plan. (For purposes of clarity, if 1,000 Dividend Equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 250 shares (after applying the 2.5:1 ratio above) shall be counted against the share limits of the Plan.) In connection with the exercise of a Stock Appreciation Right or an Option, the number of underlying Shares as to which the exercise relates shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if an Option relates to 100,000 Shares and is exercised in full at a time when the net number of Shares due to the Participant (after any netting of Shares to cover the exercise price and/or tax withholding) is 15,000 Shares, 100,000 Shares shall be counted against the applicable Share limits under Section 3(a) with respect to such exercise.) Shares that are

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exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Stock Appreciation Right granted under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option or Stock Appreciation Right granted under the Plan, shall not be available for subsequent Awards under the Plan. Following the Effective Date, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under the Plan, shall be available for subsequent awards under the Plan, provided that any one (1) Share so exchanged or withheld in connection with any Full-Value Award shall be credited as 2.5 Shares when determining the number of Shares that shall be available for subsequent Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan; provided that with respect to Shares that are subject to or underlie Full-Value Awards outstanding on the Effective Date that subsequently expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan, each such Share shall be credited as 2.5 Shares when determining the number of Shares that shall be available for subsequent Awards under the Plan. The Plan’s share limit shall not be increased by shares that are purchased by the Company (including, without limitation, using proceeds received from the payment of the exercise price of Options) on the market.

4.	Administration of the Plan.

(a)	The Administrator. The Plan shall be administered by and all Awards under the Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under the Plan (a) to designate the Employees other than an officer who is a Reporting Person who will receive grants of Awards under the Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator, a majority of the members of the acting Administrator shall constitute a quorum, and the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly

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authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable Stock Exchange, the Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable Stock Exchange rules).

(b)	Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock, in accordance with the definition of such term set forth above;

(ii)	to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

(iii)	to determine whether and to what extent Awards are granted hereunder;

(iv)	to determine the number of Shares of Common Stock, if any, to be covered by each Award granted hereunder;

(v)	to approve forms of agreements for use under the Plan;

(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the share price and any restriction or limitation, the vesting of any Award or the acceleration of vesting or waiver of a forfeiture restriction, and to determine the effect (which may include the suspension, delay or extension of vesting dates) of a leave of absence, based in each case on such factors as the Administrator shall determine, in its sole discretion;

(vii)	to determine whether and under what circumstances an Award may be settled in cash or other consideration instead of Common Stock (subject to the no-repricing provision below);

(viii)	to adjust the number of Shares subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 3 and 18 (subject to the no-repricing provision below);

(ix)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(x)	in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and

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(xi)	to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Awards, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 5(c) of the Plan) as it may deem necessary or advisable to administer the Plan.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 15(a) or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding Option or Stock Appreciation Right to reduce the exercise price or grant price of the Award, (2) provide for the cancellation, exchange, or surrender of an outstanding Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (3) provide for the cancellation, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise or grant price that is less than the exercise or grant price of the original Award.

(c)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5.	Eligibility.

(a)	Recipients of Grants. Awards may be granted to eligible Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b)	No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company or, if applicable, a Subsidiary, nor shall it interfere in any way with such Participant’s right or the right of the Company or, if applicable, a Subsidiary to terminate his or her employment or consulting relationship at any time, with or without cause.

(c)

Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with, or recognize differences in, the laws in other countries in which the Company and its Subsidiaries operate or have eligible Employees and Consultants, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which eligible Employees and Consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of employment or service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll

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taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other Applicable Laws.

6.	Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 22 of the Plan. It shall continue in effect until April 7, 2024, unless sooner terminated under Section 18 of the Plan.

7.	Term of Awards. The term of each Award shall be the term stated in the written agreement evidencing such Award; provided, however, that the term of any Award shall be no more than seven (7) years from the date of grant thereof or such shorter term as may be provided in such agreement and provided further that, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the written Option agreement.

8.	Limitation on Award Grants to Employees. Subject to adjustment as provided in the Plan, the maximum number of Shares which may be subject to all Options and Stock Appreciation Rights granted to any one Employee under the Plan during any calendar year of the Company shall be 15,000,000.

9.	Terms of Options and Stock Appreciation Rights.

(a)	Type of Option. Each Option shall be designated in the written Option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), the most recently granted Incentive Stock Options shall be treated as Nonstatutory Stock Options first, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(b)	Stock Appreciation Rights. A Stock Appreciation Right shall entitle the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in addition to another Award or freestanding and unrelated to another Award.

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(c)	Exercise Price. The per share exercise or grant price, as the case may be, for each Option or Stock Appreciation Right shall be such price as is determined by the Administrator and set forth in the applicable agreement, but shall be subject to the following:

(i)	In the case of an Incentive Stock Option that is:

(A)	granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of the exercise price of a Nonstatutory Stock Option or the grant price of a Stock Appreciation Right, such price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(d)	Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) to the extent permitted under Applicable Laws, authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) to the extent permitted under Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (6) any combination of the foregoing methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

10.	Exercise of Option or Stock Appreciation Right.

(a)	Procedure for Exercise; Rights as a Stockholder. Any Option or Stock Appreciation Right granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, and reflected in the written Award Agreement, which may include vesting requirements and/or performance criteria with respect to the Company and/or the Participant.

Unless otherwise provided by the Administrator, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

An Option or Stock Appreciation Right shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Administrator may implement from time to time have been completed) by the person entitled to exercise the Award, and, in the case of Options, the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any

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consideration and method of payment allowable under Section 9(d) of the Plan. Until Shares are actually issued in respect of an Option or Stock Appreciation Right and held of record by the Participant, the Participant shall have no right to vote such Shares, no right to receive dividends on such Shares, and no other rights as a stockholder with respect to such Shares, notwithstanding any earlier exercise of the Option or Stock Appreciation Right. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option or Stock Appreciation Right. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 15 of the Plan.

Exercise of an Option or Stock Appreciation Right in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and the Option or Stock Appreciation Right, by the number of Shares as to which the Option or Stock Appreciation Right is exercised.

(b)	Termination of Employment or Consulting Relationship. Subject to Section 10(c), in the event of termination of a Participant’s Continuous Status as an Employee or Consultant with the Company, such Participant may, but only within three (3) months after the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise his or her Option or Stock Appreciation Right to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of such termination, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Participant is a Consultant who becomes an Employee; or (ii) the Participant is an Employee who becomes a Consultant.

(c)	Disability of Participant. Notwithstanding Section 10(b) above, in the event of termination of a Participant’s Continuous Status as an Employee or Consultant as a result of his or her Total Disability, Participant may, but only within twelve (12) months from the date of such termination (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), exercise the Option or Stock Appreciation Right to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of termination, or if Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(d)

Death of Participant. In the event of the death of a Participant during the period of Continuous Status as an Employee or Consultant, or within thirty (30) days (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award) following the termination of the Participant’s Continuous Status as an Employee or Consultant, the Option or Stock Appreciation Right may be exercised, at any time within twelve (12) months following the date of death (or such other period of time as is determined by the Administrator and is set forth in the Award Agreement and in no event later than the expiration date of the Award), by the Participant’s estate or by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance, but only to the extent the Participant was entitled to exercise the Option or Stock Appreciation Right at the date of death or, if earlier, the date of termination of the Continuous Status as an

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Employee or Consultant. To the extent that the Participant was not entitled to exercise the Option or Stock Appreciation Right at the date of death or termination, as the case may be, or if the Participant does not exercise such Option or Stock Appreciation Right to the extent so entitled within the time specified herein, the Option or Stock Appreciation Right shall terminate.

(e)	Extension of Exercise Period. Notwithstanding the limitations set forth in Sections 10(b), (c) and (d) above, the Administrator has full power and authority to extend the period of time for which any Option or Stock Appreciation Right granted under the Plan is to remain exercisable following termination of a Participant’s Continuous Status as an Employee or Consultant from the limited period set forth in the written Award Agreement to such greater period of time as the Administrator shall deem appropriate; provided, however, that in no event shall such Option or Stock Appreciation Right be exercisable after the specified expiration date of the Option or Stock Appreciation Right term.

(f)	Rule 16b-3. Options and Stock Appreciation Rights granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

11.	Restricted Stock.

(a)	Grant of Restricted Stock. Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant an Award of Restricted Stock under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) applicable to such award, the number of Shares that such person shall be entitled to purchase and the price to be paid, if any. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement, in the form determined by the Administrator, evidencing the Award. Shares purchased pursuant to the grant of an Award of Restricted Stock shall be referred to herein as “Restricted Stock,” and the period during which such Restricted Stock is subject to forfeiture shall be referred to herein as the “Restricted Period.”

(b)	Certificates; Book Entry Form. The Company shall issue the Shares of Restricted Stock to each Participant who is granted an Award of Restricted Stock either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to any such Award; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(c)	Rights as a Stockholder. Except as otherwise provided in the Award Agreement, the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock, including the right to vote such Shares and to receive dividends with respect to such Shares. If the Restricted Period expires without forfeiture in respect of Shares of Restricted Stock, the Company shall remove the legends or notations referring to the terms, conditions and restrictions on such Shares and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such Shares.

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(d)	Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the expiration of the Restricted Period with respect to any shares of Restricted Stock, such shares of Restricted Stock held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Any shares of Restricted Stock so forfeited shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares. If certificates for any such shares containing restrictive legends shall have theretofore been delivered to the Participant (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(e)	Other Provisions. The Award Agreement for Restricted Stock shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock.

12.	Restricted Stock Units.

(a)	General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) and the number of Restricted Stock Units that such person shall be entitled to.

(b)	Rights as a Stockholder. A Participant who is awarded Restricted Stock Units shall possess no incidents of Common Stock ownership with respect to such Units; provided that the Award Agreement may provide for Dividend Equivalents on the Award.

(c)	Termination of Employment. Except as otherwise expressly provided in the Award Agreement, in the event of the termination of the Participant’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions with respect to any Restricted Stock Units, such Restricted Stock Units held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(d)	Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Units Award Agreements need not be the same with respect to each Participant who is awarded Restricted Stock Units.

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13.	Dividend Equivalents. The Administrator is authorized to grant Dividend Equivalents, which confer upon the Participant the right to receive cash or Shares corresponding to the amount of dividends paid on a specified number of Shares over the period of time covered by the Award. The Administrator may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued; provided, however, that Dividend Equivalents (other than Dividend Equivalents not related to another Award) shall be subject to all conditions and restrictions of the underlying Awards to which they relate (including, without limitation, any performance-based vesting requirements). Dividend Equivalents may be awarded on a free-standing basis not related to another Award or, except as noted below, in connection with another Award, and may be paid currently or on a deferred basis. Dividend Equivalents may not be granted with respect to the Shares covered by Options or Stock Appreciation Rights.

14.	Tax Withholding. Upon any exercise, vesting or payment of an Award or upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event or right in connection with the Award, the Company or one of its Subsidiaries shall have the right at its option to:

(a)	require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of Shares under the Plan, the Administrator may in its sole discretion (subject to Applicable Laws) (i) require or grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the Participant) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment, or (ii) permit the Participant to surrender to the Company Shares which (A) in the case of Shares initially acquired from the Company, have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value equal to the amount required to be withheld, or (iii) have the Company withhold from proceeds of the sale of such Shares (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf) the amount required to be withheld (in each case, to the extent (if any) as may be required to avoid a charge to the Company’s earnings, with reference to the minimum applicable withholding obligation in such circumstances).

For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, pursuant to the preceding paragraph shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations incurred in connection with an Award granted under the Plan must comply with the applicable provisions of Rule 16b-3.

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All elections by a Participant to have Shares withheld to satisfy tax withholding obligations shall be made in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a)	the election must be made on or prior to the applicable Tax Date; and

(b)	all elections shall be subject to the consent or disapproval of the Administrator.

15.	Adjustments Upon Changes in Capitalization, Corporate Transactions.

(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise, (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, (iv) the price per share of Common Stock covered by each such outstanding Award, and/or (v) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, shall be equitably and proportionately adjusted for any dividend of stock or other property, or extraordinary cash dividend, by the Company, any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 4(c), any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 15(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)

Corporate Transactions. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Additionally, the Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Administrator and that each Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent Award shall be substituted by such successor corporation or a parent or

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subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. If the Administrator makes an Award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that such Award shall be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate upon the expiration of such period.

16.	Non-transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided, however, that the Administrator may, in its discretion, grant Awards that are, or provide that one or more outstanding Awards are, transferable to a “family member” (as that term is defined in the United States Securities and Exchange Commission General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended) of the Participant through a gift or domestic relations order. Any permitted transfer shall be subject to compliance with the Applicable Laws. Except as otherwise provided by the Administrator, during the lifetime of the Participant, an Award may only be exercised or Shares may only be acquired pursuant to an Award by the Participant or a transferee of an Award as permitted by this Section 16.

17.	Time of Granting of an Award. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

18.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Administrator may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Administrator intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to any Applicable Law or applicable accounting or Stock Exchange rules.

(b)	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of the Plan, the Administrator by agreement, resolution or written policy may waive conditions of or limitations on Awards that the Administrator in the prior exercise of its discretion has imposed, without the consent of the Participant, and (subject to the requirements of Sections 4(b) and 18(c)) may make other changes to the terms and conditions of Awards.

(c)

Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to such Participant any rights or benefits of such Participant or obligations of the Company under

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any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 15 shall not be deemed to constitute changes or amendments for purposes of this Section 18(c).

19.	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under the Plan or under Awards are subject to compliance with all applicable federal, state and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

20.	Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Award Agreements. Each Award shall be evidenced by either (1) a written Award agreement in a form approved and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of Award grant in a form approved and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally (in each case, an “Award Agreement”), as the Company may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the Participant in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular Participant) to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of the Plan.

22.	Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

23.	Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

24.	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

25.	Recoupment. Each Award, and any Shares issued or other payment in respect of an Award, is subject to the recoupment or “clawback” policies adopted by the Administrator and applicable to the Award, as such policies are in effect from time to time.

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APPENDIX A

Performance-Based Awards

Section 162(m) Performance-Based Awards. Any of the types of Awards authorized under the Plan, as well as cash bonuses, may be granted as Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Stock Appreciation Rights (each as defined below), may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below, on an absolute or relative basis (including, without limitation, relative to the performance of other companies) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions, business units, or product types (including, without limitation, mobile and native), or any combination of the foregoing. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of Section A.1 and A.3 in order for such Award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Appendix A. (Options and Stock Appreciation Rights granted with an exercise or grant price not less than the Fair Market Value of a share of Common Stock at the date of grant are referred to as “Qualifying Options” and “Qualifying Stock Appreciation Rights,” respectively.)

A.1        Class; Administrator. The eligible class of persons for Performance-Based Awards under this Appendix A shall be Officers and Employees of the Company or its Subsidiaries. Performance-Based Awards shall be approved by, and any certification required pursuant to Section A.4 must be made by, a committee of the Board that consists solely of two or more outside directors as provided for in Section 4 of the Plan in order for such Awards to qualify as performance-based compensation under Section 162(m) of the Code.

A.2        Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: revenue, revenue excluding traffic acquisition costs, revenue growth (organic and acquisition related), operating expenses, operating expenses less traffic acquisition costs, EBITDA (earnings before interest, taxes, depreciation and amortization), gross profit, operating cash flow, operating income, net income, net earnings, earnings per share (basic or diluted), cash flow from operations, capital expenditures, free cash flow, return on equity or on assets or on net investment, cost containment or reduction, costs as a percentage of revenues, stock price, total shareholder return, unique users (including daily or monthly), active users (daily or monthly), mobile users, app users, registered users, paying subscribers, paying users, paying relationships, category reach, page views, video streams, search queries, revenue per search, search click revenue, paid clicks, price-per-click, ads sold, ads served, ad impressions, number of advertisers, sell-through rate, price-per-ad, visits per user, user frequency, user retention, user time, app or product installs, market share (measured by any of the above criteria), or any combination thereof. To the extent applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries from time to time. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed)

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and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. To the extent provided in the applicable Award Agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 7 years.

A.3        Form of Payment; Maximum Performance-Based Award. Grants or awards under this Appendix A may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying Stock Appreciation Rights to any one Participant in any one calendar year shall be subject to the limit set forth in Section 8 of the Plan. The maximum aggregate number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights, and other than cash awards covered by the following sentence) that are granted to any one Participant in any one calendar year is 2,000,000 shares of Common Stock, either individually or in the aggregate, subject to adjustment as provided in Section 15(a) of the Plan. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $20,000,000. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

A.4        Certification of Payment. Before any Performance-Based Award under this Appendix A (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

A.5        Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Appendix A including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

A.6        Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s stockholders in 2019, subject to any subsequent extension that may be approved by stockholders.

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